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Exhibit 10.7

EXECUTIVE TERMINATION BENEFITS AGREEMENT

        This Executive Termination Benefits Agreement ("Agreement") dated as of January 19, 2004 ("Effective Date"), is among Sabre Holdings Corporation, a Delaware corporation ("Sabre Holdings"), Sabre Inc., a Delaware corporation ("Sabre"), and the executive named on the signature page hereof (the "Executive").

        WHEREAS, the Board of Directors recognizes that any likelihood of a Change in Control affecting the Company, and the uncertainty which it may raise among management personnel, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

        WHEREAS, the Board of Directors considers it essential to the best interests of the Company and its stockholders that its key executives be incentivized to remain with the Company, and to continue to devote their full attention and dedication to the Company's business and their assigned duties, in the event of an actual or likely Change in Control;

        WHEREAS, the Board of Directors believes the Executive is a key executive of the Company and, in the event of an actual or likely Change in Control, the Board of Directors wants the Executive to continue performing his or her duties, to assess the impact of the potential Change in Control, to advise the Company whether the potential Change in Control is in the best interests of the Company and its shareholders, to assist in implementing the Change in Control, and to take such other actions as the Board might determine to be appropriate under the circumstances, all without the Executive being distracted by personal concerns about the impact of the potential Change in Control on the Executive; and

        WHEREAS, the Company has agreed for those Executives with a prior existing Executive Termination Benefits Agreement (ETBA) with the Company, to grant additional awards to the Executive under the LTIP (as defined in Section 4(f) below), which the Company is not otherwise obligated to grant, in return for the Executive agreeing that the terms herein shall override anything to the contrary in any prior existing ETBA or the LTIP, even if the prior existing ETBA or the LTIP would otherwise have provided a greater benefit, and the Executive acknowledges the receipt and sufficiency of such additional grants as good and valuable consideration for Executive's agreement to said amendments to the LTIP and replacement of prior existing ETBAs; and WHEREAS, attached to this Executive Benefits Termination Agreement is an Addendum setting forth certain terms in addition to the terms set forth in this Agreement. To the extent any of the terms contained in the attached Addendum conflict and/or contradict the terms contained in this Agreement, the terms contained in the Addendum shall control and supersede any such conflicting and/or contradictory terms contained in this Agreement. NOW, THEREFORE, in consideration of the mutual covenants below, and in order to incentivize the Executive to remain in the employ of the Company in the event of an actual or likely Change in Control, the Company and the Executive agree as follows:

        1.     Defined Terms. For purposes of this Agreement, the following terms have the meanings ascribed to them below:

          (a)   "Cause" means any of the following actions by the Executive leading to termination of employment: conviction for an act of fraud, embezzlement, theft, or any act constituting a felony, (for which a plea of no contest or guilty is made by the Executive) insubordination, persistent inattention to duties or excessive absenteeism, violation of the Company's work rules, code of conduct or policies or federal law, or any other conduct which would disqualify the Executive from entitlement to unemployment benefits.

          (b)   "Change in Control" means an occurrence after the Effective Date of any one or more of the events described in clause (i), (ii), (iii), or (iv) below.

            (i)    Any Person directly or indirectly, becomes the beneficial owner (as defined in Rule 13(d)-3 under the Securities Exchange Act) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

            (ii)   During any period of two (2) consecutive years, the individuals who, at the beginning of such period, constitute the Board of Sabre Holdings Corporation (the "Incumbent Directors"; collectively, the "Incumbent Board") cease for any reason other than death to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the beginning of such two-year period, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Stock of the Company (the "Outstanding Company Stock") and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the then Outstanding Company Stock and the combined voting power of the then Outstanding Company Voting Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or throughout one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of respectively, the then Outstanding Company Stock of the corporation resulting from such Business Combination or the combined voting power of the then Outstanding Company Voting Securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (c)   "Company" means either Sabre Holdings or Sabre, except that with respect to employment or payment the term also includes indirect subsidiaries and affiliates of Sabre Holdings and Sabre.

          (d)   "Continuation Period" is defined in the Addendum to this Agreement.

          (e)   "Disability" means the Executive's permanent inability to perform the essential job functions of his or her position with or without reasonable accommodation.

          (f)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor or replacement thereto.

          (g)   "Notice of Termination" means a notice to the Executive or the Company described in Section 3 below.

          (h)   "Person" has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, and includes a "group" as defined in Section 13(d) of the Exchange Act; but excludes the Company and any direct or indirect subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any direct or indirect subsidiary of the Company (including any trustee of such plan acting as trustee).

        2.     Circumstances Triggering Receipt of Severance Benefits.

          (a)   Subject to Section 2(c) below, the Company will provide the Executive with the benefits set forth in Sections 4 and 6 below upon any termination, except for Cause, of the Executive's employment:

            (i)    by the Company at any time within the first twenty-four (24) months after a Change in Control;

            (ii)   by the Company at any time within one hundred eighty (180) days prior to a Change in Control;

            (iii)  by the Executive for "Good Reason" (as defined in Section 2(b) below) at any time within the first twenty-four (24) months after a Change in Control.

          (b)   For purposes of Section 2(a)(iii) above, the Executive will be entitled to terminate employment with the Company and its subsidiaries for "Good Reason" after a Change in Control if:

            (i)    without the Executive's written consent, one or more of the    following events occurs at any time during the first twenty-four (24) months after such Change in Control:

              (1)   the Executive is not appointed to, or is otherwise removed from, any office or position with the Company or its subsidiaries that is held by the Executive immediately prior to the Change in Control for any reason other than for Cause or in connection with the termination of employment with the Company or its subsidiaries pursuant to Section 2(a)(i) or 2(a)(ii) above;

              (2)   the Executive's Base Salary rate or annual incentive compensation target is reduced below that in effect immediately prior to the Change in Control for any reason other than for Cause or in connection with the termination of employment with the Company and its subsidiaries pursuant to Section 2(a)(i) or 2(a)(ii) above;

              (3)   the Executive's principal office is moved, without the Executive's consent, to a location that is more than fifty (50) statute miles from its location immediately prior to the Change in Control;

              (4)   for any reason other than for Cause or in connection with the termination of his employment with the Company and its subsidiaries pursuant to Section 2(a)(i) or 2(a)(ii) above, the Executive suffers a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control;

              (5)   the Executive determines in good faith that a change in circumstances has occurred following a Change in Control which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions. responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control;

              (6)   for any reason other than in connection with the termination of employment or in connection with a bona fide restructuring of the Executive's benefits that does not reduce the overall level of such benefits, the Company asserts the intention to reduce or reduces any benefit provided to the Executive below the level of such benefit provided immediately prior to the Change in Control, other than pursuant to the terms of any employment agreement between the Company or a subsidiary of the Company and the Executive ("Employment Agreement") (unless the Company agrees to fully compensate Executive for any such reduction);

              (7)   a successor where applicable, does not assume and agree to the terms of this Agreement in accordance with Section 10 below; or

              (8)   the Company purports to terminate Executive's employment other than in accordance with a Notice of Termination.

            (ii)   the Executive notifies the Company in writing (addressed in care of the Chairman of the Board of the Company) of the occurrence of such event;

            (iii)  within thirty (30) days following receipt of such written notice, the Company does not cure such event to the reasonable satisfaction of the Executive and deliver to the Executive a written statement that it has done so; and

            (iv)  within sixty (60) days following the expiration of the period specified in Section 2(b)(iii) above (without the occurrence of a cure and written notice thereof as described in Section 2(b)(iii) above), the Executive voluntarily terminates employment with the Company.

          (c)   Notwithstanding Sections 2(a) and 2(b) above, no benefits will be payable by reason of this Agreement in the event of:

            (i)    Termination of the Executive's employment with the Company by reason of the Executive's death or Disability, so long as neither the Executive nor the Company previously received a Notice of Termination for the Executive;

            (ii)   Termination by the Executive of the Executive's employment with the Company at or after age sixty-five (65) if the Executive is then eligible for retirement; or

            (iii)  Termination of the Executive's employment with the Company for Cause.

           This Section 2(c) will not preclude the payment of any amounts otherwise payable to the Executive under any of the Company's employee benefit plans, programs and arrangements and/or under any Employment Agreement. The Executive will not be deemed to have been terminated for Cause unless (A) reasonable notice is given to the Executive that the Board of Directors intends to meet to consider terminating the Executive for Cause, (B) a meeting of the Board of Directors is held at which the Executive (and his legal counsel if desired by the Executive) is given an opportunity to present a defense, (C) following that meeting, a resolution is approved by the affirmative vote of at least seventy-five percent (75%) of the members of the Board of Directors of the Company, which concludes that Cause exists, specifies the acts or failures to act constituting Cause, and approves the termination of the Executive for Cause.

        3.     Notice of Termination. Any termination of the Executive's employment with the Company as contemplated by Section 2 above (excluding Subsection 2(b)(i)(8)) will be communicated by written notice to the Executive or the Company delivered in person or by certified mail. Any "Notice of Termination" will: (i) state the effective date of termination, which will not be less than thirty (30) days or more than sixty (60) days after the date the Notice of Termination is delivered (the "Termination Date"), except that the Termination Date may be immediate if Cause exists; (ii) state the specific provision in this Agreement being relied upon for termination; (iii) state the facts and circumstances claimed to provide a basis for such termination in reasonable detail, and (iv) in the case of termination for Cause, be signed by the Chairman of the Board of the Company.

        4.     Termination Benefits. Subject to the conditions set forth in Section 2 above, the Company will pay or provide to the Executive (net of any applicable payroll or other taxes required to be withheld) the following:

          (a)   Compensation. The Compensation to be provided to the Executive is set forth in the Addendum.

          (b)   Health Insurance Benefits. The Company will pay to the Executive an amount equal to the portion of the cost, at standard independent insurance premium rates as of the Termination Date (or, if applicable and higher, the portion of the cost to the Executive of exercising his right of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended) ("COBRA"), of purchasing benefits for the Executive on an individual basis that are equal to the Executive's Company-paid participation (including dependent coverage) (but excluding the employee paid portion of the premium or other cost) in the travel accident, major medical, dental and vision care insurance plans immediately prior to the event giving rise to termination, calculated as if such benefits were continued during the Continuation Period, and paid, subject to Section 7, in a lump sum on the first day of the month following the Termination Date; such payment to be in lieu of (or offset by) any rights to continued coverage under such plans on a Company-funded basis. Notwithstanding the foregoing, if the Executive notifies the Company that, as of the Termination Date, he or she was unable to obtain any aspect of the above-mentioned insurance coverage (including dependent coverage) at the above mentioned rates, the Company will continue to provide any such coverage to the Executive (less the active employee cost, which Executive shall continue to pay). Any Company provided coverage shall run concurrently with COBRA.

          (c)   Retirement Benefits. Benefits under the Sabre Supplemental Executive Retirement Plan ("SERP"), as amended, will be continued in accordance with the terms of the SERP. In addition, the Executive will be deemed to be completely vested in the Executive's currently accrued benefits under the Sabre 401(k) Savings Plan and the Legacy Pension Plan.

          (d)   Relocation Benefits. If the Executive moves his or her residence in excess of fifty (50) statute miles in order to pursue other business or employment opportunities within the Continuation Period and requests in writing that the Company provide relocation services, the Executive will be reimbursed for any reasonable expenses incurred in that initial relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Benefits under this provision will include assistance in selling the Executive's home and all other assistance and benefits that were customarily provided by the Company to transferred executives at the same management level as the Executive prior to the Change in Control.

          (e)   Executive Outplacement Counseling. At the request of the Executive made in writing within the Continuation Period, the Company will engage an outplacement counseling service of national reputation to reasonably assist the Executive in obtaining employment.

          (f)    Stock Based Compensation Plans.

            (i)    Upon a Change in Control (as defined for the limited purpose of this Section 4(f)(i) by substituting "15%" for "25%" in Sections 1(b)(i) and 1(b)(iii)(B)), whether or not the Executive's employment terminates, any issued and outstanding Equity Awards (hereinafter defined) granted prior to November 13, 2000, either (a) will immediately vest and become exercisable in accordance with the Company's 1996 Long Term Incentive Plan, Amended and Restated 1996 Long Term Incentive Plan, or any successor plans (collectively the "LTIP") (and for purposes hereof, any interpretation or rulings under the LTIP shall equally apply to this Agreement) or (b) at the Company's sole and absolute discretion, but subject Section 4.(f)(iv) below, any or all of such Equity Awards shall be immediately cashed out (i.e., settled in cash) by the Company by paying the Executive in cash the aggregate difference (if any, including a deemed distribution of $0) between the Change in Control Price (as defined in section 11.(d) of the Company's 1996 Long-Term Incentive Plan or section 12.(d) of the Company's Amended and Restated 1996 Long-Term Incentive Plan, as applicable) of the Company's stock and the exercise price of the Stock Options (or Base Amount of Stock Appreciation Rights, or other awards involving an exercise price or spread amount) (such difference hereinafter referred to as the "Spread Amount"), multiplied by the number of such Stock Options (or Stock Appreciation Rights, or other awards involving an exercise price or spread amount), net of any required withholding, and the Executive will transfer all such Stock Options (or Stock Appreciation Rights, or other awards involving an exercise price or spread amount) to the Company in exchange for such payment by the Company. Alternatively, if it would yield a greater payment, in lieu of paying the Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options or Stock Appreciation Rights (or other awards involving an exercise price or spread amount) based on either the "fair value" of the Stock Option, Stock Appreciation Right or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard), or any other amount between the Spread Amount and fair value.

            (ii)   Notwithstanding anything to the contrary in the LTIP or in any stock option agreement, upon a Change in Control (as defined hereunder), whether or not the Executive's employment terminates, any issued and outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Stock Equivalent Units, Deferred Stock, Stock Purchase Rights, Other Stock-Based Awards, Performance Awards, or any other equity-based compensation (collectively, "Equity Awards") granted on or after November 13, 2000, shall continue in effect or, if such continuation is not possible, shall be equitably converted to equivalent Equity Awards of any successor entity such that the relative value of the Equity Awards is the same following conversion as the value immediately prior to the conversion, or, if such continuation or conversion is not possible (but only if it is not possible), then all such Equity Awards shall either (a) become fully vested and exercisable in accordance with the LTIP or (b) at the Company's sole and absolute discretion, but subject Section 4.(f)(iv) below, any or all of such Equity Awards shall be immediately cashed out (i.e., settled in cash) by the Company by paying the Executive in cash the Change in Control Price (as defined in section 11.(d) of the Company's 1996 Long-Term Incentive Plan or section 12.(d) of the Company's Amended and Restated 1996 Long-Term Incentive Plan, as applicable) of the Company's stock for each such Award (in the case of Restricted Stock, Performance Shares, Deferred Stock or similar Awards), plus the excess (if any, including a deemed distribution of $0) of the Change in Control Price (as defined in section 11.(d) of the Company's 1996 Long-Term Incentive Plan or section 12.(d) of the Company's Amended and Restated 1996 Long-Term Incentive Plan, as applicable) of the Company's stock over the exercise price or base amount (such excess hereinafter referred to as the "Spread Amount"), multiplied by the number of such Awards (in the case of Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount), net of any required withholding, and the Executive will transfer all such Equity Awards to the Company in exchange for such payment by the Company. Alternatively, if it would yield a greater amount, in lieu of paying such Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount based on either the "fair value" of the Stock Option, Stock Appreciation Right or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard) or any other amount between the Spread Amount and fair value.

            (iii)  Notwithstanding anything to the contrary in the LTIP or in any stock option agreement, if any Equity Awards are not vested or cashed out in accordance with 4.(f)(ii) above, then, if the Executive is involuntarily terminated without Cause or voluntarily terminates for Good Reason and the Termination Date occurs within two (2) years after a Change in Control (as defined hereunder), then either (a) such Equity Awards shall become fully vested and, if subject to an exercise right, shall remain fully exercisable until at least the fifteenth day of the third month following such termination (or, if longer, pursuant to the terms of such Equity Awards), or (b) at the Company's sole and absolute discretion, but subject Section 4.(f)(v) below, any or all of such Equity Awards shall be immediately cashed out (i.e., settled in cash) by the Company by paying the Executive in cash the fair market value of the Company's stock on the Termination Date (and not the Change in Control date) for each such award (in the case of Restricted Stock, Performance Shares, Deferred Stock or similar awards), plus the excess (if any, including a deemed distribution of $0) of the fair market value of the Company's stock on the Termination Date (and not the Change in Control date) over the exercise price or base amount (such excess hereinafter referred to as the "Termination Spread Amount"), multiplied by the number of such Awards (in the case of Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount), net of any required withholding, and the Executive will transfer such Equity Awards to the Company in exchange for such payment. Alternatively, if it would yield a greater amount, in lieu of paying such Termination Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount based on either the "fair value" of the Stock Options, Stock Rights or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard) or any other amount between the Termination Spread Amount and fair value. In addition, if the Executive is terminated without Cause within one hundred eighty (180) days prior to a Change in Control and any Equity Award previously granted to him is forfeited or cancelled within such one hundred eighty (180) day period, then upon the Change in Control, the Executive will be entitled to a cash payment as if such Equity Award had been cashed out (i.e., settled in cash) based on either the excess (if any, including a deemed distribution of $0) of the fair market value of the Company's stock at the Executive's termination of employment date (and not the Change in Control date) over the exercise price or base amount, if any, of the Equity Award, in the case of Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount (such excess hereinafter referred to as the "Termination Spread Amount") or, in the case of Restricted Stock, Performance Shares, Deferred Stock, or similar Awards, based on the fair market value of the Company's stock at the Executive's termination of employment date, in either case net of any required withholding. Alternatively, if it would yield a greater amount, in lieu of paying such Termination Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount based on either the "fair value" of the Stock Option, Stock Appreciation Right or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard) or any other amount between the Termination Spread Amount and fair value.

            (iv)  Notwithstanding anything to the contrary in this Agreement or the Addendum, in no event shall amounts in respect of any Equity Award (or portion thereof) that, as determined by the Company, provides for the "deferral of compensation" (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, "Section 409A")), that was granted or became vested on or after January 1, 2005, be distributed pursuant to Sections 4.(f)(i) or 4.(f)(ii) prior to the occurrence of either (i) the Termination Date (or such later date required under Section 7), (ii) the Executive's death or "disability" (as such term is defined under Section 409A), or (iii) a "change in the ownership or effective control" of the Company or in the "ownership of a substantial portion of the assets" of the Company (each as defined under Section 409A).

            (v)   Notwithstanding anything to the contrary in this Agreement or the Addendum, in no event shall amounts in respect of any Equity Award (or portion thereof) that, as determined by the Company, provides for the "deferral of compensation" (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, "Section 409A")), that was granted or became vested on or after January 1, 2005, be distributed pursuant to Section 4.(f)(iii) prior to the occurrence of the Termination Date or such later date required under Section 7.

          (g)   Life Insurance. Subject to Section 7, the Company will, for the Continuation Period, continue to provide the Executive with the same group term life insurance coverage as in effect immediately prior to the date of the Change in Control.

          (h)   Other Perquisites. Subject to Section 7, the Company will pay to the Executive an amount equal to the cost to the Company of providing or continuing any other perquisites (excluding, unless otherwise provided for in the Addendum, travel privileges) and benefits of the Company that were in effect immediately prior to the Change in Control (including, without limitation, a lump sum car allowance), calculated as if such benefits were continued during the Continuation Period, and payable in a lump sum on the first day of the month following the Termination Date.

          (i)    Accrued Amounts. The Company will pay to the Executive all other amounts accrued or earned by the Executive through the Termination Date and amounts otherwise owing under the then existing plans and policies of the Company, including but not limited to all amounts of compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company.

        5.     Payment of Certain Legal Fees and Costs.

          (a)   If a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, after a Change in Control, the parties will submit the dispute, within thirty (30) business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The Arbitrator will have no authority to order a modification or amendment of this Agreement. The decision of the Arbitrator will be final and binding upon the parties. All reasonable fees and expenses, including, without limitation, any arbitration or legal expenses, incurred by the Executive in contesting or disputing any such termination (in whole or in part) or in obtaining or enforcing any right or benefit provided for in this Agreement (in whole or in part) or in otherwise pursuing his or her claim (in whole or in part) will be paid by the Company, to the extent permitted by law, regardless of whether the Executive is successful.

          (b)   In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate will be based on the rate published from time to time in the Wall Street Journal.

        6.     Certain Additional Payments by the Company.

          (a)   Subject to Section 6(h) below and whether or not the Executive's employment terminates, if there is a Change in Control and any payment (other than the Gross-Up payments provided for in this Section 6) or distribution by the Company to or for the benefit of the Executive, whether pursuant to the terms of this Agreement or otherwise, including without limitation any lapse or termination of any restriction on, deferral period or the vesting or exercisability of any payment, distribution, or benefit (a "Payment"), is subject to the excise tax imposed by Section 4999 of the Code (such tax, together with any interest and penalties thereon, other than any criminal or fraud penalties, being hereafter referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes thereon (including any interest or penalties, other than any criminal or fraud penalties, imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b)   Subject to the provisions of Section 6(f), all determinations required to be made under this Section 6, including whether a Gross-Up Payment is required to be paid by the Company and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Change in Control, the Termination Date, if applicable, and any such other time or times as may be reasonably requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment, less any applicable withholding, to the Executive, subject to Section 7, as soon as reasonably practicable after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his tax return. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made hereunder (an "Underpayment"). In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(g) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. The Company will, subject to Section 7, promptly pay any such Underpayment to, or for the benefit of, the Executive as soon as reasonably practicable after receipt of such determination and calculations.

          (c)   Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

          (d)   The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and provide to the Company true and correct copies (with any amendments) of his or her federal, state, and local income tax returns as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's applicable income tax returns, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

          (e)   The fees and expenses of the Accounting Firm for its services hereunder will be borne by the Company.

          (f)    The Executive will notify the Company in writing within five (5) days of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. The Executive will not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

            (i)    provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

            (ii)   take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney selected by the Company;

            (iii)  cooperate with the Company in good faith in order effectively to contest such claim; and

            (iv)  permit the Company to participate in and control any proceedings relating to such claim; except that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses.

          (g)   If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 6, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 6(f) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).

          (h)   Notwithstanding any provision of this Agreement to the contrary, if (i) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive's "base amount," and (ii) but for this Section 6(h), the Company would be obligated to pay to the Executive a Gross-Up Payment with a net after-tax benefit to the Executive (as determined in the last sentence of Section 6(a)) of not more than Fifty Thousand Dollars (USD $50,000) (taking into account both income taxes and any Excise Tax), then, in lieu of such Gross-Up Payment, the payments and benefits to be paid or provided under this Agreement (including any stock based compensation pursuant to Section 4(f) above) will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 6(h), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company by the Accounting Firm.

        7.     Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or the Addendum, if the Company determines (i) that on the Termination Date or at such other time that the Company determines to be relevant, the Executive is a "specified employee" (as such term is defined under Section 409A) of the Company and (ii) that any payments or benefits to be provided to the Executive pursuant to this Agreement and/or the Addendum are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A ("Section 409A Taxes") if provided at the time otherwise required under this Agreement or the Addendum, as applicable, then:

          (a)   such payments shall be delayed until the date that is six months after date of the Executive's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the "Payment Delay Period"); and

          (b)   (i) with respect to the provision of such benefits, for a period of six months following the date of the Executive's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period, that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the "Benefits Delay Period"), the Executive shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the expiration of the Benefits Delay Period, the Company shall reimburse the Executive for the costs of providing such benefits imposed on the Executive during the Benefits Delay Period.

        8.     Letter of Credit, etc. In order to better ensure the availability of funds to pay all amounts provided for in Sections 4, 5 and 6, the Chief Financial Officer may on behalf of the Company establish a "grantor" trust or standby Letter or Letters of Credit or other suitable arrangements in an amount sufficient to cover such amounts. The financial facility or arrangement selected by the Chief Financial Officer will be irrevocable as of a Change in Control and will become available to the Executive upon the Termination Date and upon presentation of the documents specified in the Letter of Credit or other financial facility or arrangement. All funds provided by the Company to cover such payment. if any, will revert to the Company after payment in full to the Executive, subject to the applicable terms of the documents implementing such arrangements.

        9.     Continuing Obligations.

          (a)   All documents, records, techniques, business secrets and other information which have come into the Executive's possession from time to time during his or her employment with the Company will be deemed to be confidential and proprietary to the Company and, except for personal documents and records of the Executive, will be returned to the Company.

          (b)   The Executive will retain in confidence any confidential information concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed, except that Executive may disclose any such information required to be disclosed in the normal course of employment with the Company or pursuant to any court order or other legal process.

          (c)   The Executive will not, for a period of two (2) years after the Termination Date or the Executive's Continuation Period, whichever is greater, directly or indirectly solicit, or directly or indirectly assist any third party in soliciting, any employee of the Company or any of its subsidiaries or affiliated companies to join the employ of any entity that competes with the Company or any of its subsidiaries or affiliated companies.

        10.   Successors.

          (a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such Change in Control had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) will constitute a breach of this Agreement and will entitle the Executive to terminate his employment pursuant to Section 2(a)(iii) above and to receive the payments and benefits provided under Sections 4, 5 and 6 above.

          (b)   This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his successors, heirs, distributees, devisees, legatees or other designees or, if there is no such designee, to his estate.

        11.   Notices.

         For the purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:	Sabre Attn: Corporate Secretary 3150 Sabre Drive Mail Drop 9105 Southlake, Texas 76092

  or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

        12.   Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF THE STATE OF DELAWARE.

        13.   Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive).

        14.   Separability. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

        15.   Non-assignability. This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 above. Without limiting the generality of the foregoing, the Executive's right to receive payments or other benefits hereunder is not assignable, alienable, or transferable, whether by sale, exchange, gift, disposition, pledge, hypothecation, creation of a security interest, or otherwise, and is not subject to attachment, execution, levy, lien, constructive trust, or other legal process (collectively, a "Transfer"), other than a transfer by his will or by the laws of descent and distribution, and any attempted voluntary or involuntary Transfer contrary to this Section shall be null and void, and the Company shall have no obligation or liability to pay any amount or provide any benefit or otherwise honor any order that attempts any such Transfer.

        16.   Termination. This Agreement will remain in effect for three (3) years from the Effective Date. It will be automatically renewed for successive three (3) year periods unless, no fewer than one hundred eighty (180) days prior to the expiration of a three (3) year period, the Company notifies the Executive in writing of its intent to terminate the Agreement; except that such termination will not be made, and if made will have no effect, (a) as to any payments or benefits payable hereunder to an Executive whose employment has terminated pursuant to Section 2(a) or 2(b) above, or (b) within two (2) years after a Change in Control or (c) during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board (as constituted at the time of the termination of this Agreement), the third person has abandoned or terminated its efforts to effect a Change in Control.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DATED:
SABRE HOLDINGS CORPORATION
By	James F. Brashear Corporate Secretary
SABRE INC.
By	James F. Brashear Senior Vice President, Deputy General Counsel and Corporate Secretary
Signed:

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  Exhibit 10.7
EXECUTIVE TERMINATION BENEFITS AGREEMENT